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                            thehealthchannel.com, Inc
                                7 Benjamin Place
                             Locust Valley, NY 1156o

                              Tel/Fax: 516.759.6010

Mr. Paul Busino                                                February 20, 2001
Swartz Institutional Finance
200 Roswell Summit, Suite 285
1080 Holcomb Bridge Road
Roswell, GA 30076

Dear Paul,

This letter will confirm the telephone discussion you and I had last Friday, February 16 regarding our next steps with the SB2 Filing.

As I indicated to you, and as we have reported to you and your colleagues in previous discussions, we are following the guidance that Ms. Jacobs of the SEC provided in a teleconference call with us: we are removing the Swartz financing component from the Filing. It was very clear from her comments to us that the major issue with our filing at this point in time was the Swartz component and that merely removing the Purchase Warrants would not be sufficient to resolve the issue: "It is much more complicated than that", was her comment.

The revised Agreement which you have forwarded to us, effectively reflects only the removal of the Purchase Warrants. In view of Ms. Jacobs' comments, we cannot accept that version. We have been in this process far too long; we cannot risk further comments from the SEC relative to the Swartz Agreement as presently structured; and we cannot withdraw the filing while we await the version of the Agreement supported by the SEC as acceptable. As we have reiterated to you, time is of the essence with our Filing; the survival of the Company is at stake.

As I indicated to you, once we have received an approval from the SEC to our SB2 Filing, we commit to work with you to structure an Agreement with your Firm that we have good evidence will conform to the requirements of the SEC, sign it at that time and resubmit a Registration Filing. In the meantime, the present Agreement must be set aside while we go forward with our current Filing.

Thank you for taking the tome to talk with me last Friday. We will certainly keep you posted as to our progress with the Filing.

Sincerely,

Donald J. Shea
President